Exhibit 99.1

METABOLIX GRANTED FINANCIAL VIABILITY EXCEPTION BY NASDAQ

Cambridge, Massachusetts, August 11, 2014 — Metabolix, Inc. (NASDAQ: MBLX), an advanced biomaterials company focused on sustainable solutions for the plastics and chemicals industries, announced today that NASDAQ has granted the Company’s request for a financial viability exception to the shareholder approval requirements otherwise applicable to the $25 million private placement financing announced by the Company on August 4, 2014.

The Company applied to NASDAQ for a financial viability exception because it determined that the delay necessary to seek and obtain shareholder approval for the transaction would seriously jeopardize the financial viability of the Company.  A special committee of the Company’s Board of Directors comprised solely of independent, disinterested directors approved the transaction and the Company’s reliance on the NASDAQ financial viability exception.

On August 8, 2014, NASDAQ granted the Company’s request for the exception and, as a result, the Company intends to close the transaction on or about August 22, 2014, subject to the satisfaction of the other closing conditions specified in the purchase agreement.

In accordance with NASDAQ requirements, the Company will mail a letter to shareholders notifying them of its intention to close the transaction without obtaining approval from its shareholders.

About Metabolix

Metabolix, Inc. is an advanced biomaterials company focused on sustainable solutions for the plastics and chemicals industries. The Company is developing and commercializing a family of high-performance biopolymers targeted at applications for performance additives that can improve performance and/or reduce cost in other material systems such as PVC, PLA and coated paper. Metabolix also is developing platforms for biobased chemicals based on its novel “FAST” recovery process and for co-producing plastics, chemicals and energy from crops. Metabolix has established an industry-leading intellectual property portfolio that, together with its knowledge of advanced industrial practice, provides a foundation for industry collaborations.

For more information, please visit www.metabolix.com. (MBLX-G)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and

Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding the anticipated closing of the private placement transaction, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Metabolix’s filings with the Securities and Exchange Commission. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Metabolix Inquiries:

Lynne H. Brum, (617) 682-4693, LBrum@metabolix.com